EXHIBIT 99.1

1808 Swift Drive Oak Brook, Illinois 60523 Phone: 630.586.8000 Fax: 630.586.8010 www.centerpoint-prop.com

AT THE COMPANY:	John S. Gates, Jr.	Paige H. Gilchrist
	Co-Chairman and CEO	Vice President, External Affairs
pgilchrist@centerpoint-prop.com

FOR IMMEDIATE RELEASE

July 7, 2004

CENTERPOINT PROPERTIES ANNOUNCES

$150 MILLION UNSECURED NOTE OFFERING

Oak Brook, Illinois, July 7, 2004 – CenterPoint Properties Trust (NYSE:CNT) today announced the pricing of $150 million senior unsecured notes under its existing shelf registration statement. This offering is expected to close on July 12, 2004.  The 7-year notes are due July 15, 2011, have a coupon of 5.25% and have a yield to maturity of 5.27%.  This equates to a spread of 115bp over the 7-year Treasury.  The effective cost on the notes priced today is 5.46% per annum, adjusted for the settlement on a $75 million hedge placed in May 2004.  Interest is payable semi-annually in arrears on January 15th and July 15th of each year, commencing January 15, 2005.

The net proceeds from these notes will principally be used to pay down the outstanding balance under the Company’s $350 million unsecured line of credit.

Wachovia Securities and JP Morgan acted as joint book-runners of the offering with Banc of America Securities LLC and Lehman Brothers acting as co-managers. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CenterPoint will hold its second quarter 2004 conference call on Wednesday, July 21, 2004 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).  This call is being webcast by Shareholder.com and can be accessed at the Investor Relations page of CenterPoint’s website, www.centerpoint-prop.com.

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 36 million square feet and the Company and its affiliates own or control an additional 3,296 acres of land upon which 50 million square feet could be developed.  The Company is focused on customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.8 billion as of March 31, 2004.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.

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